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                    SUBSIDIARIES OF MAJESTIC STAR CASINO, LLC

1.   Majestic Star Casino Capital Corp., an Indiana corporation

2.   Majestic Investor, LLC, a Delaware limited liability company

2.   Majestic Investor Holdings, LLC, a Delaware limited liability company

3.   Majestic Investor Capital Corp., a Delaware corporation

4.   Barden Colorado Gaming, LLC, a Colorado limited liability company

5.   Barden Mississippi Gaming, LLC, a Mississippi limited liability company

6.   Barden Nevada Gaming, LLC, a Nevada limited liability company